Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Posts Record 2Q Revenue

Second Quarter Net Income of $151,000 Cuts Year-to-Date Loss; Signs New Contracts

for the 3rd and 4th Quarters

RICHMOND, VA (August 5, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), today released its unaudited financial reports for the second quarter, 2005. The Company’s 10-QSB is expected to be released on or about August 15, 2005. CBI posted net income of $151,000 on revenues of $2.1 million, which compares to net income of $22,000 on revenues of $1.4 million for the same period in 2004. For the year, CBI is reporting a net loss of approximately $148,000 on revenues of $3.7 million, whereas for the same period in 2004, CBI reported a net income of $96,000 on revenues of $2.8 million.

At June 2005, cash on hand amounted to $2.5 million versus $2.8 million in 2004. The overall decrease in cash is a result of the purchase of additional equipment and fit-out of new laboratory space. Accounts Receivable at June, 2005 was $1.41 million versus $1.06 million at June 2004, an increase of $350,000.

EBITDA (earnings before interest, taxes, depreciation, and amortization) through June 2005 were $441,000 versus $508,000 in 2004. During the second quarter of 2005 EBIDTA was approximately $454,000 versus $241,000 for the same period in 2004.

For the second quarter, 2005, gross revenues realized from work done by Fairfax Identify Labs (FIL) were $539,000 and $936,000 through the six months ended June, 2005. The revenue increase in the second quarter is primarily attributable to work one of our CODIS accessioning contracts, but revenue growth was also seen in paternity and forensic work. FIL was purchased in December 2004, and therefore there was no revenue through June of 2004. Revenue growth in the FIL division is expected to remain strong, as the Company shortly expects award of a contract to FIL extending its CODIS activities through 2007.

In the CBI division, gross revenues were $1,572,000 for the second quarter, 2005, and for the six months ended June, 2005, $2,711,000. Compared to the second quarter 2004, revenues due to CBI activities increased by $169,000, but for the year to date, revenues in CBI were lower by $105,000, compared to 2004. This decrease is largely attributable to the adverse events of the first quarter of 2005.

In addition to the anticipated award for CODIS work ($875,000), in the third and fourth quarters, CBI will also begin work on other new contracts received over the last month which are now being announced. Much of the new work is again focused in bio-defense related activities, ranging from investigations into bio agent characterization (about $550,000) to analysis of real world samples for the presence of particular select agents (about $100,000). Other new contract activities include purification of cellular antigens, cloning and sequence analysis of recombinant plasmids, and development of real-time PCR assays for selected gene targets (total $200,000). For the most part, work on these new contracts will extend into 2006. Also, a second major clinical trial study being directed by one of CBI’s contract clients was begun in August, and yet a third clinical trial program will begin in September. As a result, Management expects revenues from clinical trial lab support to increase through the remainder of the year and to increase throughout 2006. These latter contracts have been previously announced by the Company.

Robert B. Harris, President and CEO, released the following statement pertaining to CBI’s performance. “As expected, CBI has made up significant ground in the second quarter, and fully expect to continue to overcome the adverse events of the first quarter throughout the rest of the year. Our upturn is not so much due to changes in the economy, but more to CBI’s increasing market share and notoriety in its core business areas. All in all, CBI management anticipates that growth will continue in our government sector, clinical lab trial support, and FIL division activities.”

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About CBI

Commonwealth Biotechnologies, Inc. is a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery, and through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will receive all fees anticipated under the contracts referenced herein;

•	CBI’s customers will not terminate such contracts prior to their completion

•	CBI will continue to see positive trends in financial performance

•	CBI will receive the anticipated award of additional CODIS work, as referenced herein.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.